Exhibit 99.2

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Fourth Quarter Results

and Business Highlights

•	Secured largest order in Company history — 121.8 megawatt multi-year order

•	Executing Asian expansion including licensing agreement for local manufacturing

•	Delivering 14.9 megawatt fuel cell park to one of the largest utilities in the USA

•	Announced renewable biogas data center project with Microsoft Corporation

•	Expanding European activity with another showcase installation in London

DANBURY, CT – December 20, 2012 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its fourth quarter and fiscal year ended October 31, 2012 along with an update on its key business highlights.

Financial Results

Fourth quarter 2012

FuelCell Energy (the Company) reported total revenues for the fourth quarter of 2012 of $35.4 million, compared to total revenues of $34.7 million for the fourth quarter of 2011. Product sales and revenues in the fourth quarter were $33.9 million compared to $33.3 million in the prior year quarter. The Company continues to produce at an annual run-rate of 56 megawatts (MW), unchanged from the third quarter of 2012. Fourth quarter product revenue included $24.0 million of fuel cell kits and power plants, $5.1 million of power plant component sales and installation services, and $4.8 million derived from service and power purchase agreements.

Product sales and service backlog totaled $306.6 million as of October 31, 2012 compared to $209.9 million as of October 31, 2011. Product sales backlog was $228.1 million and $131.8 million as of October 31, 2012 and 2011, respectively, increasing as a result of the 121.8 megawatt order received during the fourth quarter of 2012. Service agreement backlog was $78.5 million and $78.1 million as of October 31, 2012 and 2011, respectively. The 14.9 MW Bridgeport fuel cell park project was closed subsequent to fiscal year end 2012 and will increase product and service backlog in the first quarter of 2013 by approximately $125 million, including approximately $56 million for product backlog and $69 million for service backlog.

Research and development contract revenue was $1.6 million for the fourth quarter of 2012 compared to $1.4 million for the fourth quarter of 2011. The Company’s research and development contract backlog totaled $12.2 million as of October 31, 2012 compared to $15.9 million as of October 31, 2011. The Versa Power Systems acquisition, as discussed in greater detail in the Business Highlights section below, was closed subsequent to fiscal year end 2012 and will increase research and development contract backlog in the first quarter of 2013 by approximately $6.0 million.

A gross profit of $0.9 million was generated in the fourth quarter of 2012 compared to a gross profit of $0.4 million generated in the fourth quarter of 2011, or $1.3 million in 2012 and essentially break-even in 2011, excluding the charges as explained in the reconciliation of GAAP to non-GAAP information at the end of this release. The sales mix shifted to fuel cell kits for the fourth quarter of 2012 compared to a greater percentage of complete fuel cell power plant sales recognized in the fourth quarter of 2011. Continued cost reductions and the conclusion of select service contracts during 2012 for some early generation higher-cost installations contributed to the improvement in margins.

Fourth quarter 2012 loss from operations totaled $8.4 million compared to $7.9 million for the fourth quarter of 2011. Administrative and selling expenses increased modestly for the fourth quarter of 2012 compared to the fourth quarter of 2011, reflecting increased market development activity for a number of power plant projects. The year-over-year decrease in research and development costs reflects continued focus on initiatives that have near term product implementation potential and product cost reduction opportunities.

Net loss to common shareholders for the fourth quarter of 2012 totaled $12.1 million, or $0.07 per basic and diluted share, or adjusted for the non-cash charge of $3.6 million incurred in the fourth quarter of 2012 related to the Company’s impairment of its investment in Versa Power, was $8.5 million or $0.05 per basic and diluted share. This compares to $7.9 million or $0.06 per basic and diluted share in the fourth quarter of 2011.

Year-to-Date 2012

For the twelve months ended October 31, 2012, the Company reported revenue of $120.6 million compared to $122.6 million for the prior year period. Product sales and revenues were $113.1 million compared to $115.1 million for the prior year period. Research and development contract revenue was $7.5 million, unchanged when compared to the prior year period.

For the twelve months ended October 31, 2012, the Company generated a gross profit of $0.4 million compared to a gross loss of $12.6 million for the twelve months ended October 31, 2011, or an adjusted gross profit of $0.9 million in 2012 and a gross loss of $4.3 million in 2011 that excludes the charges as explained in the reconciliation of GAAP to non-GAAP information at the end of this release. Continued focus on reducing product costs, enhancing manufacturing processes and efficiencies, and increased service revenue contributed to the year-over-year improvement of $5.2 million on a non-GAAP basis.

Loss from operations for the twelve months ended October 31, 2012 was $32.1million, compared to $45.7 million for the twelve months ended October 31, 2011. Excluding charges incurred in 2012 and 2011 as explained in the reconciliation of GAAP to non-GAAP information at the end of this release, adjusted loss from operations for the twelve months ended October 31, 2012 and 2011 was $31.7 million and $37.4 million, respectively. The year-over-year improvement reflects lower product costs and decreased research and development expenses. Research and development expenses decreased year-over-year as prior improvements are incorporated into the product line and the commercial DFC® product line requires less research and development going forward. Research and development initiatives are focused on extending the operating life of the fuel cell stack and enhancing the power output.

Net loss to common shareholders for the twelve months ended October 31, 2012 was $38.7 million or $0.23 per basic and diluted share, or $34.6 million or $0.21 per basic and diluted share, adjusting for the charges as explained in the reconciliation of GAAP to non-GAAP information at the end of this release. The net loss to common shareholders for the comparable prior year period was $57.9 million or $0.47 per basic and diluted share. Excluding charges incurred in 2011that are explained in the reconciliation of GAAP to non-GAAP information at the end of this release, net loss to common shareholders for the twelve months ended October 31, 2011 was $40.6 million or $0.33 per basic and diluted share.

Cash and cash equivalents

Total cash and cash equivalents was $57.5 million at October 31, 2012, which does not include $10.0 million received on November 1, 2012 from POSCO Energy for a payment due under the license agreement. Net cash use for the fourth quarter of 2012 was $16.3 million. Power plant components in inventory totaled $11.3 million at October 31, 2012 and will be converted into cash in 2013 as the power plants are completed, installed and cash collected from the owner of the Bridgeport fuel cell park, as discussed in greater detail in the Business Highlights section below. Capital spending for the fourth quarter of 2012 was $1.8 million and depreciation expense was $1.0 million.

Business Highlights and Strategy Execution

POSCO Energy Order and License Agreement

“We announced the largest order in our history combined with a license agreement to add manufacturing capacity in Asia that will provide a multitude of benefits to FuelCell Energy,” said Chip Bottone, President and CEO, FuelCell Energy, Inc. “These actions, combined with the recent sale of a 14.9 megawatt fuel cell park in Bridgeport, Connecticut and initiatives in Europe, have laid the foundation for global growth as we work to expand sales volume and reduce product costs in our push to profitability.”

During the fourth quarter of 2012, the Company announced a multi-year 121.8 MW order for fuel cell kits and services, and a licensing agreement for manufacturing of fuel cell components in South Korea by partner POSCO Energy. Local manufacturing is needed in Asia to meet the growing demand. A recently announced 59 megawatt fuel cell park in South Korea that will be jointly owned by an electric utility, a gas distribution company, financial investors and POSCO Energy, illustrates expanding demand for ultra-clean distributed generation to meet the mandates of the country’s Renewable Portfolio Standard.

“The licensing agreement offers a number of value drivers for us beyond the $26 million initial license fee,” continued Mr. Bottone. “The royalty has been enhanced compared to the prior structure, both in terms of cash impact and tenure; increased production, whether in the USA or South Korea, will help us leverage our integrated global supply chain to further reduce product costs; a second manufacturing source is valued by some project investors; the agreements will result in additional revenue streams such as balance of plant sales and consulting revenue for design and equipment procurement for the POSCO Energy production facility; and as we work to further leverage our collective strengths, we expect to further enhance the value proposition for customers and our business.”

As a result of entering into this license agreement, commencing with the first quarter 2013 financial results, license and royalty income will be classified under Revenues on the Consolidated Statements of Operations reflecting the Asian business model for the Company’s core technology and growing license and royalty stream.

Bridgeport Project

The Company announced the sale of a 14.9 MW fuel cell park in Bridgeport, Connecticut with the power plants sold to Dominion, one of the largest utilities in the USA with operations in 15 States. Five 2.8 MW DFC3000® power plants will supply 14.0 megawatts of ultra-clean electricity and heat from the fuel cells will be converted into an additional 0.9 MW of virtually emission free electricity through use of an organic rankine cycle configuration. Connecticut Light & Power will purchase the electricity from Dominion under a 15 year energy purchase agreement. The inter-connection work to connect the fuel cell park to the electric grid is currently in process and being performed by United Illuminating. Fuel cell parks assist utilities in adding environmentally friendly and economical baseload power generation throughout their service area, reducing congestion of their existing transmission and distribution grid.

Microsoft Project

The proven ability of Direct FuelCell® (DFC®) power plants to utilize on-site biogas as a fuel source provides a solution for generating carbon-neutral and environmentally friendly power and heat. These attributes provide a compelling solution to the needs of Microsoft Corporation for low-carbon on-site power generation for their data centers. As part of a project with the State of Wyoming, Microsoft is buying a DFC plant to operate on renewable biogas generated by a wastewater treatment facility and to power an adjacent data center. Data centers represent a large potential market for efficient and ultra-clean fuel cell power plants.

California and Europe

The State of California recently adopted AB32, a cap-and-trade program to minimize the emission of greenhouse gases. This legislation is expected to drive demand for fuel cell power plants as facilities with combustion based power generation, heating and/or cooling can reduce or eliminate their compliance costs by deploying fuel cells. Fuel cells operating on either clean natural gas or renewable biogas are excluded from the compliance obligation under the program.

FuelCell Energy Solutions, GmbH (FCES), the German based engineering, manufacturing, sales, and service business for the European market, announced another installation in a London, England. The London installation is a high visibility office development. The low carbon footprint and virtual lack of pollutants in the fuel cell power plant were primary contributors to obtaining the contract.

Versa Power acquisition

In December 2012, the Company acquired the remaining 61 percent ownership position of Versa Power Systems, Inc. (Versa), a leading global developer of solid oxide fuel cell technology (SOFC) used for power generation and storage. The Versa SOFC technology is incorporated in programs involving a broad range of leading global companies including the Boeing Company. The potential market opportunity for the SOFC technology is with sub-megawatt applications for customers that need on-site power generation in either combined heat and power or electric-only configurations. The DFC® product line utilizes carbonate technology and is well-suited for the megawatt class market as the technology and the economics scale very well with greater size. SOFC technology is complementary and will target adjacent market opportunities in the sub-megawatt market, such as commercial buildings and high rise residential complexes. FuelCell Energy is currently in advanced discussion with several potential global partners to commercialize the SOFC technology.

The Company exchanged approximately 3.5 million shares of its common stock, valued at approximately $3.3 million, as the total consideration for the remaining Versa shares held by other Versa shareholders. The purchase price offered by FuelCell Energy resulted in an impairment charge of the Company’s prior investment classified as Investment in and loans to affiliate on the Consolidated Balance Sheets and recorded in the fourth quarter of 2012.

Versa will be consolidated in the Company’s financial statements as of the acquisition date. Versa receives revenue under a number of research contracts including the U.S. Department of Energy Solid State Energy Conversion Alliance (SECA) coal-based systems program and a research contract with The Boeing Company. Revenue and associated costs are expected to be recognized under Research and development contracts in the consolidated financial statements of FuelCell Energy, Inc.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With approximately 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than one billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com

See us on YouTube at www.youtube.com/user/FuelCellEnergyInc?feature=watch

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on December 21, 2012 to discuss the fourth quarter and fiscal year 2012 results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

The webcast of the conference call will be available on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on December 27, 2012:

•	From the U.S. and Canada please dial 855-859-2056

•	Outside the U.S. or Canada please call 404-537-3406

•	Enter confirmation code 75752647

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

# # # #

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$57,514	$51,415
Investments — U.S. treasury securities	—	12,016
License fee receivable	10,000	—
Accounts receivable, net	25,984	21,950
Inventories, net	47,701	40,101
Other current assets	4,727	7,466

Total current assets	145,926	132,948

Property, plant and equipment, net	23,258	23,925
Investment in and loans to affiliate	6,115	10,466
Other assets, net	16,186	16,291

Total assets	$191,485	$183,630

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,161	$5,056
Accounts payable	12,254	14,143
Accounts payable due to affiliate	203	104
Accrued liabilities	20,265	26,894
Deferred revenue	45,939	64,114
Preferred stock obligation of subsidiary	1,075	3,854

Total current liabilities	84,897	114,165

Long-term deferred revenue	15,533	7,000
Long-term preferred stock obligation of subsidiary	13,095	12,878
Long-term debt and other liabilities	3,975	4,105

Total liabilities	117,500	138,148

Redeemable preferred stock (liquidation preference of $64,020 at October 31, 2012 and October 31, 2011)	59,857	59,857
Total Equity (Deficit):
Shareholders’ equity (deficit)
Common stock ($.0001 par value; 275,000,000 shares authorized; 185,856,123 and 138,400,497 shares issued and outstanding at October 31, 2012 and October 31, 2011, respectively)	18	13
Additional paid-in capital	751,256	687,857
Accumulated deficit	(736,831)	(701,336)
Accumulated other comprehensive income	66	15
Treasury stock, Common, at cost (5,679 shares at October 31, 2012 and October 31, 2011)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity (deficit)	14,509	(13,451)
Noncontrolling interest in subsidiaries	(381)	(924)

Total equity (deficit)	14,128	(14,375)

Total liabilities and equity (deficit)	$191,485	$183,630

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2012	2011
Revenues:
Product sales and revenues	$33,853	$33,289
Research and development contracts	1,567	1,434

Total revenues	35,420	34,723

Costs of revenues:
Cost of product sales and revenues	32,859	32,698
Cost of research and development contracts	1,683	1,586

Total cost of revenues	34,542	34,284

Gross profit	878	439

Operating expenses:
Administrative and selling expenses	5,874	4,217
Research and development expenses	3,422	4,106

Total operating expenses	9,296	8,323

Loss from operations	(8,418)	(7,884)

Interest expense	(555)	(749)
Income (loss) from equity investment	(91)	207
License fee and royalty income	341	431
Impairment of equity investment	(3,602)	—
Other income (expense), net	806	874

Loss before provision for income taxes	(11,519)	(7,121)

Benefit for income taxes	—	(8)

Net loss	(11,519)	(7,129)

Net loss attributable to noncontrolling interest	181	64

Net loss attributable to FuelCell Energy, Inc.	(11,338)	(7,065)

Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(12,138)	$(7,865)

Loss per share basic and diluted
Basic	$(0.07)	$(0.06)
Diluted	$(0.07)	$(0.06)
Weighted average shares outstanding
Basic	185,905,702	131,000,920
Diluted	185,905,702	131,000,920

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Twelve Months Ended October 31,
	2012	2011
Revenues:
Product sales and revenues	$113,133	$115,104
Research and development contracts	7,470	7,466

Total revenues	120,603	122,570

Costs of revenues:
Cost of product sales and revenues	112,921	127,350
Cost of research and development contracts	7,237	7,830

Total cost of revenues	120,158	135,180

Gross profit/(loss)	445	(12,610)

Operating expenses:
Administrative and selling expenses	18,220	16,299
Research and development expenses	14,354	16,768

Total operating expenses	32,574	33,067

Loss from operations	(32,129)	(45,677)

Interest expense	(2,304)	(2,578)
Income (loss) from equity investment	(645)	58
License fee and royalty income	1,599	1,718
Impairment of equity investment	(3,602)	—
Other income (expense), net	1,244	1,047

Loss before redeemable preferred stock of subsidiary	(35,837)	(45,432)

Accretion of redeemable preferred stock of subsidiary	—	(525)

Loss before provision for income taxes	(35,837)	(45,957)

Provision for income taxes	(69)	(17)

Net loss	(35,906)	(45,974)

Net loss attributable to noncontrolling interest	411	261

Net loss attributable to FuelCell Energy, Inc.	(35,495)	(45,713)

Adjustment for modification of redeemable preferred stock of subsidiary	—	(8,987)
Preferred stock dividends	(3,201)	(3,200)

Net loss to common shareholders	$(38,696)	$(57,900)

Net loss per share to common shareholders
Basic	$(0.23)	$(0.47)
Diluted	$(0.23)	$(0.47)
Weighted average shares outstanding
Basic	165,471,261	124,498,073
Diluted	165,471,261	124,498,073

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2012				2011
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted
Cost of product sales and revenues	$32,859	$(462	)(2)	$32,397	$32,698	$471 (2)	$33,169
Gross profit/(loss)	$878	$462		$1,340	$439	$(471)	$(32)
Loss from operations	$(8,418)	$462		$(7,956)	$(7,884)	$(471)	$(8,355)
Net loss	$(11,519)	$4,064	(1)(2)	$(7,455)	$(7,129)	$(471)	$(7,600)
Net loss to common shareholders	$(12,138)	$4,064		$(8,074)	$(7,865)	$(471)	$(8,336)
Net loss per share to common shareholders
Basic	$(0.07)	$0.02		$(0.05)	$(0.06)	$—	$(0.06)
Diluted	$(0.07)	$0.02		$(0.05)	$(0.06)	$—	$(0.06)

	Twelve Months Ended October 31,
	2012				2011
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted
Cost of product sales and revenues	$112,921	$(462	)(2)	$112,459	$127,350	$(8,281	)(2)	$119,069
Gross profit/(loss)	$445	$462		$907	$(12,610)	$8,281		$(4,329)
Loss from operations	$(32,129)	$462		$(31,667)	$(45,677)	$8,281		$(37,396)
Loss before redeemable preferred stock of subsidiary	$(35,837)	$4,064	(1)(2)	$(31,773)	$(45,432)	$8,281		$(37,151)
Net loss	$(35,906)	$4,064		$(31,842)	$(45,974)	$8,281		$(37,693)
Adjustment for modification of redeemable preferred stock of subsidiary	$—	$—		$—	$(8,987)	$8,987	(2)(3)	$—
Net loss to common shareholders	$(38,696)	$4,064		$(34,632)	$(57,900)	$17,268		$(40,632)
Net loss per share to common shareholders
Basic	$(0.23)	$0.02		$(0.21)	$(0.47)	$0.14		$(0.33)
Diluted	$(0.23)	$0.02		$(0.21)	$(0.47)	$0.14		$(0.33)

FUELCELL ENERGY FOURTH QUARTER 2012 RESULTS	PAGE 11

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three and Twelve Months Ended October 31, 2012 and 2011

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and as adjusted for certain items referenced below which relate to fiscal year 2011 only. Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.

Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1) Adjustment for the three and twelve months ended October 31, 2012 of $3.6 million represents a non-cash impairment charge of the Company’s equity investment in Versa.

(2) FuelCell Energy, Inc. has committed to a repair and upgrade program to fix a performance shortfall for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. Second quarter 2011 earnings was impacted by a charge of approximately $8.8 million, which was accounted for as an increase to cost of goods sold. The estimate for the repair and upgrade program was revised in the fourth quarter of 2011 resulting in a decrease to cost of goods sold of approximately $0.5 million. The full fiscal year 2011 impact was a charge of $8.3 million. The estimate for the repair and upgrade program was further revised in the fourth quarter of 2012 to adjust for the cost of modules which are expected to be deployed as field replacements when needed. This resulted in a charge to cost of goods sold in the fourth quarter of 2012 of $0.5 million. Product sales, cost of product sales and revenue, gross profit and product sales cost-to-revenue ratio for the three and twelve months ended October 31, 2012 and 2011 were as follows:

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011
GAAP Revenue and Cost of Sales
Product sales and revenues	$33,853	$33,289	$113,133	$115,104
Cost of product sales and revenues	32,859	32,698	112,921	127,350

Gross profit/(loss) from product sales and revenues	$994	$591	$212	$(12,246)
Product Sales Cost-to-revenue ratio(a)	0.97	0.98	1.00	1.11

Non-GAAP Adjustment to cost of product sales and revenues:
Repair and Upgrade Cost	$462	$(471)	$462	$8,281

Gross Profit (non-GAAP):
Gross profit/(loss) from product sales and revenues	$1,456	$120	$674	$(3,965)
Gross profit/(loss) from research and development contracts	(116)	(152)	233	(364)

Total	$1,340	$(32)	$907	$(4,329)

Product Sales Cost-to-revenue ratio (non-GAAP)(a)	0.96	1.00	0.99	1.03

(a)	Cost-to-revenue ratio is calculated as cost of product sales and revenues divided by product sales and revenues.

(3) During the three months ended April 30, 2011 the Company entered into an agreement with Enbridge, Inc. to modify an agreement for the Series 1 preferred shares. While this modification did not result in a material change to future cash flows, it did result in a revaluation of the instrument and a reclassification of amounts due as short and long term liabilities. An adjustment to additional paid in capital and loss to common shareholders of $9.0 million was incurred in the second quarter of 2011 to adjust the historic carrying value of the Series I preferred shares to the current fair value.